Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, January 26, 2009
Source: Photonic Products Group, Inc.

PPGI ANNOUNCES ADDITION OF CEO JOE RUTHERFORD TO
BOARD AS FORMER CEO DAN LEHRFELD DEPARTS

NORTHVALE, NJ, JANUARY 26 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today announced the appointment of Joseph J. Rutherford to its Board of Directors.  Mr. Rutherford is the CEO of Photonic Products Group.  He will serve as a director under this appointment until the annual election of directors expected to be in May 2009.

Mr. Rutherford takes the position on the Board of Directors previously occupied by Daniel Lehrfeld, who resigned from the Board on January 23, 2009.  Mr. Lehrfeld retired as CEO of Photonic Products Group at the end of 2008 after leading the company for nine years.  In his resignation from the Board Mr. Lehrfeld said he desired to do so now to enable Mr. Rutherford to take his seat at this early opportunity.

John Rich, Chairman of the Board said, “We have valued Dan's contributions on the Board, as well as those in his capacity as CEO.  We will miss his counsel.  We, of course, welcome Joe as an individual and as the CEO, to move forward with the best governance for the company.”

Founded in 1973, Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of distinctly branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in precision diamond turned optics, metal optics, and opto-mechanical and electro-optical assemblies. PPGI’s customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities world-wide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to implement growth strategies or to integrate new operations, inability to realize synergies from its acquisitions, inability to raise capital, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward looking statements made in this news release are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.